UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report: (Date of earliest event reported): March 28, 2011 (March 23, 2011)
REGENCY ENERGY PARTNERS LP
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-51757 (Commission file number)	16-1731691 (I.R.S. Employer Identification No.)
2001 Bryan Street, Suite 3700
Dallas, Texas 75201
(Address of principal executive offices, including Zip Code)
(214) 750-1771
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
     On March 23, 2011, Regency Energy Partners LP (the “Partnership”) entered into a Common Unit Purchase Agreement of the same date (the “Purchase Agreement”) with the purchasers named therein (the “Purchasers”) to sell 8,500,001 common units representing limited partnership interests in the Partnership (the “Units”) in a private placement for cash consideration of $24.00 per Unit (the “Purchase Price”), representing total gross proceeds to the Partnership of approximately $204.0 million. Net proceeds to the Partnership, after deduction of the fees and expenses related to the private placement, are expected to be approximately $203.9 million. The Purchase Price represents a 6.5% discount to the 10-day volume weighted average trading price of the Partnership’s common units prior to the execution of the Purchase Agreement. If the closing of the private placement is after the record date for the Partnership’s first quarter 2011 distribution in respect of its common units, the Purchase Price will be reduced by the amount of such distribution, and the number of Units issued will be increased accordingly (the total purchase price will remain $204.0 million). The Purchase Agreement is scheduled to close concurrently with the closing of the LD Acquisition (as defined below), which the Partnership expects to occur within 60 days of the date of the Purchase Agreement.
     The Purchase Agreement contains representations and warranties, covenants and indemnification provisions that are typical for private placements by public companies.
     The Units have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent a registration statement or exemption from registration. At the closing of the private placement, the Partnership will enter into a registration rights agreement with the Purchasers providing them with certain rights relating to registration of the Units under the Securities Act.
     The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Purchase Agreement, which is filed as an exhibit to this report and incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.
     The text in Item 1.01 of this Current Report on Form 8-K regarding the private placement by the Partnership of 8,500,001 Units to the Purchasers is incorporated into this item by reference.
     The Partnership has conducted the private offering of the Units in accordance with the Purchase Agreement and pursuant to the exemption from registration under the Securities Act provided by Section 4(2) of the Securities Act and certain rules and regulations promulgated under that section. Each Purchaser has represented in the Purchase Agreement that it is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act, and that such Purchaser is acquiring the Units as principal for its own account for investment purposes and not with a view to or for distributing or reselling such Units or any part thereof. In addition, each Purchaser has agreed that it will not sell or otherwise dispose of all or any part of its Units except pursuant to an effective registration statement under the Securities Act or under an exemption from such registration and in compliance with applicable federal and state securities laws.
     The Partnership will use the net proceeds from the private placement to fund a portion of the Partnership’s capital contribution to ETP-Regency Midstream Holdings, LLC (the “Joint Venture”), the Partnership’s joint venture with Energy Transfer Partners, L.P., to fund the Joint Venture’s acquisition of certain assets from Louis Dreyfus Highbridge Energy LLC, as previously announced on March 22, 2011 (the “LD Acquisition”).

Item 7.01.	Regulation FD Disclosure.
     On March 23, 2011, the Partnership issued a press release announcing the entering into of the Purchase Agreement with the Purchasers. A copy of the press release is attached as Exhibit 99.1.
     The information contained in this Item 7.01 and Exhibit 99.1 of this report (i) is not to be considered “filed” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (ii) shall not be incorporated by reference into any previous or future filings made by or to be made by the Partnership with the Securities and Exchange Commission under the Securities Act or the Exchange Act.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit
Number	Description
Exhibit 10.1	Common Unit Purchase Agreement, dated March 23, 2011, by and among Regency Energy Partners LP and the purchasers named therein.
Exhibit 99.1	Regency Energy Partners LP press release dated March 23, 2011.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGENCY ENERGY PARTNERS LP
By:	Regency GP LP, its general partner
By:	Regency GP LLC, its general partner

By:	/s/ Paul M. Jolas
Paul M. Jolas
Executive Vice President, Chief Legal Officer and Secretary

March 28, 2011

EXHIBIT INDEX

Exhibit
Number	Description
Exhibit 10.1	Common Unit Purchase Agreement, dated March 23, 2011, by and among Regency Energy Partners LP and the purchasers named therein.
Exhibit 99.1	Regency Energy Partners LP press release dated March 23, 2011.